Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports First Quarter 2014 Financial Results

San Diego, May 6, 2014 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim® Insulin Pump, today reported its financial results for the quarter ended March 31, 2014.

For the quarter ended March 31, 2014, sales grew 48 percent to $8.1 million, compared to $5.5 million for the same period of 2013. For the quarter ended March 31, 2014, pump shipments grew 102 percent to 1,723 t:slim Pumps, compared to 852 pumps for the same period of 2013. The growth rate for pump shipments exceeded the growth rate for sales, primarily due to $1.9 million of t:slim Pump sales recognized in the first quarter 2013 that were shipped in the fourth quarter of 2012. The sales were recognized in the first quarter of 2013 as a result of the t:slim Pump’s 30-day return policy and a lack of product returns history at the time of shipment.

“We continue to see a growing portion of our business come from people who are new to pump therapy, and are encouraged by our customers’ response to its easy-to-use features and modern design,” said Kim Blickenstaff, President and Chief Executive Officer of Tandem Diabetes Care. “With our recently expanded commercial sales organization, we expect to be well-positioned to further drive adoption in the insulin-dependent diabetes market.”

For the quarter ended March 31, 2014, gross margin was 11 percent compared to 37 percent for the same period of 2013. The primary reason for the change in gross margin was an increase in the per unit manufacturing overhead costs. Since the first quarter of 2013 the Company significantly increased manufacturing operations and costs to address increasing production requirements. Overhead costs for the first quarter of 2014 increased more than 50 percent compared to the same period of 2013.

For the first quarter of 2014, operating expenses totaled $21.7 million compared to $9.2 million for the same period of 2013. The increases in operating expenses are primarily associated with the expansion of commercial operations and non-cash, stock-based compensation.

Operating loss for the first quarter of 2014 was $20.8 million, compared to $7.2 million for the same period of 2013. This included non-cash, stock-based compensation of $3.8 million for the quarter ended March 31, 2014 compared to $56,000 for the comparable period of 2013.

As of March 31, 2013, the Company had $110.8 million in cash, cash equivalents and short-term investments.

For the year ending December 31, 2014, the Company reaffirms its prior guidance as follows:

•	sales are estimated to be in the range of $48.0 million to $54.0 million, and

•	operating margin is estimated to be in the range of negative 130 percent to 140 percent, which includes approximately $17 million to $18 million in non-cash, stock-based compensation expense.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code “30932410”.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with insulin-dependent diabetes. The Company manufactures and sells the t:slim Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, and the first and only insulin pump with a high resolution, color touch screen. Tandem is based in San Diego, California.

t:slim, t:connect and Tandem Diabetes Care are registered trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes, use #tslim, #tconnect and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the Company’s projected financial results and the Company’s ability to further drive adoption of the t:slim® Insulin Pump in the insulin dependent diabetes market . The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, successful commercialization of the Company’s products may be negatively impacted by lack of market acceptance by physicians and people with diabetes. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; possible delays in the Company’s product development programs; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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TANDEM DIABETES CARE, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$110,774	$129,480
Restricted cash	2,050	2,050
Accounts receivable, net	3,423	5,299
Inventory, net	10,165	10,330
Other current assets	1,947	1,830

Total current assets	128,359	148,989

Property and equipment, net	10,814	9,886
Other long term assets	3,216	3,340

Total assets	$142,389	$162,215

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$10,117	$10,102
Deferred revenue	383	411
Other current liabilities	2,636	4,086

Total current liabilities	13,136	14,599

Notes payable—long-term	29,445	29,397
Other long-term liabilities	2,547	2,682
Total stockholders’ equity	97,261	115,537

Total liabilities and stockholders’ equity	$142,389	$162,215

TANDEM DIABETES CARE, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands – except per share data)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Sales	$8,065	$5,458
Cost of sales	7,198	3,418

Gross profit	867	2,040

Operating expenses:
Selling, general and administrative	18,041	6,884
Research and development	3,663	2,322

Total operating expenses	21,704	9,206

Operating loss	(20,837)	(7,166)

Other expense, net
Other expense, net	(1,125)	(1,167)
Change in fair value of stock warrants	—	(2,830)

Total other expense, net	(1,125)	(3,997)

Net loss	$(21,962)	$(11,163)

Net loss per share, basic and diluted	$(0.96)	$(53.77)

Weighted average shares used to compute basic and diluted net loss per share	22,936	208

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com